Exhibit 10.1


                            MARVEL ENTERPRISES, INC.
                                685 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                                                        As of November 1, 1998
Mr. Stan Lee
9143 Oriole Way

Los Angeles, California 90068

                                                     Re: Employment Agreement

Dear Stan:

         Confirming the various discussions between your attorney Arthur Lieberman and Tuck Hardie of Marvel, this letter when accepted and agreed to by you constitutes an agreement between you and Marvel Enterprises, Inc. ("the Company"), the parent company of Marvel Characters, Inc. ("Marvel"), represented by us to be the survivor after bankruptcy of Marvel Entertainment Group, Inc.

1. You will serve as an employee of Company, or one of its affiliates as may be designated by the Company, based in Los Angeles for a term commencing as of the date hereof and terminating on your death. Notwithstanding such death, the compensation provided for in Section 4 hereof shall continue until the last to occur of (i) your death (ii) the death of your present wife, Joan Lee (provided that she is still your wife upon your death) or
     (iii) five years after the death of both you and Joan Lee, provided that your daughter Joan C. Lee survives both of you.

2. Your services shall be non-exclusive but your work for Marvel shall be on a preferential basis. You shall not, however, be required to put in more time on Marvel's behalf than you have averaged in the last two years, which shall be approximately 10-15 hours per week. Any time in excess of that shall be at your option but without additional compensation. It is agreed that you can engage in and be compensated for any activities outside those performed for the Company or Marvel including activities that are competitive to those of the company or its affiliates, so long as that


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     competition  does not  violate  any of the  intellectual  property or other rights of the Company or Marvel or result from the unauthorized disclosure of the Company's proprietary or confidential information, if you are so advised of the proprietary or confidential nature of such information (at the time of disclosure) in writing. Your services to Marvel will consist of the following:

     (a) Serve generally as a spokesman for Marvel, including giving speeches and interviews and visiting conventions on Marvel's behalf, as Marvel may from time to time reasonably request;

     (b) Conferring on a regular basis with the creative staff at Marvel's various operations, guiding and advising the editorial and art personnel and the like in existing Marvel characters; and

     (c) Work with motion picture and television producers and distributors to stimulate their licensing of Marvel characters and supervise movie and television projects of Marvel Characters on Marvel's behalf and be named executive producer or co-executive producer of such productions.

3. You will continue to serve as Publisher of Marvel Comics and your name and likeness shall be non-exclusively licensed to Marvel in the manner it has traditionally appeared on Marvel Comics as more specifically provided for in paragraph 5 below. At your option, Marvel shall name you as Chairman Emeritus of the movie or television company as listed in the Hollywood Creative Directory and/or Publisher or Publisher Emeritus of Marvel Comics, a division of the Company.

4. As compensation to you for your life notwithstanding any disability, Joan Lee, your current wife, and Joan C. Lee, your daughter, the Company agrees


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     to provide the  following  compensation:

     (a)  Base Salary

          (i) from the date hereof, through October 31, 2002, you are to be paid a base salary (the "Base Salary") of $810,000 per year;

          (ii) from November 1, 2000 through October 31, 2001 the Base Salary shall be $850,000;

          (iii)from November 1, 2001 through October 31, 2002, the Base Salary shall be $900,000; and

          (iv) from November 1, 2002 until death the Base Salary shall be $1.0 million dollars.

     All amounts of Base Salary shall be paid in accordance with customary payroll policy on a biweekly or semi-monthly basis. You may elect to have all or any portion of the Base Salary paid to S.L. Productions or any company you so designate in lieu of making the payments to you individually.

     (b)  Survivor Payments

          (i) Upon your death, your current wife Joan Lee (provided she is your wife at the time of your death) shall be entitled to receive, for the balance of her life, an amount equal to 50% of the Base Salary in effect on the date of your death. Such amounts to be paid in accordance with customary payroll policy as provided in paragraph (a) above.

          (ii) Upon your death and Joan Lee's, Joan C. Lee, your daughter, shall be entitled to receive, for a period of five years, the sum of $100,000 (payable in accordance with customary Marvel payroll practices) provided that Joan C. Lee does not predecease either you or your wife Joan Lee. In such case, no amounts would be due by the Company.

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     (c)  Stock Options

                  (1)The Company agrees to issue to you, in accordance  with the
            Company's 1995 Stock Option Plan (the "Plan"), a total of 150,000 options to purchase shares of the Company's common stock. Such options shall be, if possible be within the employee plan and are, granted as follows: (I) 100,000 options shall be granted at a price equal to the market bid price as of the date of grant, such grant to be made as promptly as practicable following execution on this Letter Agreement, but not later than November 20, 1998; (II) 25,000 options shall be granted not later than the first anniversary of the execution of this Letter Agreement at a price then equal to the market bid price and (III) 25,000 options shall be granted at a price then equal to the market bid price not later than the second anniversary of the execution of this Letter Agreement, each of the above options to vest in the year of granting and be for five years from date of issuance.

     (d)  Set-Off

                  If, after November 1, 2002, you personally receive, or any company wholly owned or wholly controlled by you receives revenue from competing business activities, then the Company shall be entitled to set-off from the amounts due as Base Salary hereunder an amount equal to 25% of such competing business revenue (before deduction of expenses and on a pre-tax basis) to a maximum of $190,000 in any contract year (i.e., November 1, through October 31). You agree each year after November 1, 2002 to furnish a certified accountant's statement (with appropriate support) to the Company detailing the computation of said Set-Off. Where the maximum set-off of $190,000 is being permitted a simple statement shall be sufficient.

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     (e)  Expenses/Fringe Benefits

          (i) You are to receive prompt reimbursement for all ordinary and necessary business expenses incurred by you in connection with your activities on behalf of the Company upon presentation of appropriate documentation (included expenses shall be a cell phone) in accordance with Company policy, except that you shall be permitted your customary style of business travel (which shall be first class with limousine and stay in luxury hotels).

          (ii) You also continue to have the benefit of a single full-time assistant. (f) In addition, you shall be paid participation equal to 10% of the profits derived during your life by Marvel
               (including subsidiaries and affiliates) from the profits of any live action or animation television or movie (including ancillary rights) productions utilizing Marvel characters. This participation is not to be derived from the fee charged by Marvel for the licensing of the product or of the characters for merchandise or otherwise. Marvel will compute, account and pay to you your participation due, if any, on account of said profits, for the annual period ending each March 31 during your life, on an annual basis within a reasonable time after the end of each such period.

     (g) You will have the right to continue to author the syndicated newspaper comic strip "Spider Man" and receive the same extra compensation therefrom that you have been receiving, to wit, $125,000 annually pursuant to your agreement with Marvel. All such comic strips shall continue to be published as is done in the current circumstances.

5. Subject to paragraph 5(f) below, in express consideration for and expressly dependent upon the faithful performance of the foregoing obligations of Marvel, you, Stan Lee, residing at 9143 Oriole Way, Los Angeles, California 90069, agree as follows:

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     (a)  Except for your name, likeness and the integration of either your name or likeness with a specific phrase, such as "Stan's Soap Box", "Stan Lee presents", and except for the term "Excelsior," (as to which Marvel shall have non-exclusive rights of use, in accordance with the terms hereof, the "Non-Exclusive Rights"), you hereby assign, convey and grant (without representations or warranties of any kind except as set forth herein) to Marvel forever throughout the universe all right, title and interest solely and exclusively which you may have or control or which you may have had or controlled in the following: Any and all ideas, names, titles, characters, symbols, logos, designs, likenesses, visual representations, artwork, stories, plots, scripts, comic books or comic strips, episodes, literary property, and the conceptual universe related thereto which will or have been in whole
          or  in  part  disclosed  in  writing  to,   published,   merchandised,
          advertised,  and/or  licensed  by  Marvel,  its  affiliates  or  their predecessors and successors in interest and licensees (which by agreement inures to Marvel's benefit) or any of them (the "Property")
          and  any  copyrights,   trademarks,   statutory  rights,  common  law,
          goodwill, moral rights and any other rights whatsoever in the Property in any and all manner and media and/or fields, including all rights to renewal or extensions of copyright or trademarks and to recover for past infringement and make application or institute suits therefor
          (the  "Rights").   With  respect  to  the  Non-Exclusive  Rights,  the
          foregoing rights of Marvel shall extend solely to the uses heretofore utilized by Marvel; changes thereto may be made with your permission. Such prior uses may continue in perpetuity. Specifically excepted from above, you have represented that you have been receiving royalties on
          a  number  of  publications  to  Marvel's   knowledge   directly  from
          third-party publishers. Specifically excepted from the above is the right during your life to continue receiving such royalties unimpeded. You have also represented that Marvel has heretofore assigned to you the character(s) The Femizons. You may continue forever in perpetuity to so own and exploit the Femizons character(s) for your own benefit. Notwithstanding what is set forth herein, you may, for publicity, advertising, public relation, historical and any related purposes (but excluding any use coupled o commercial usage) refer to or hold yourself out as founder and/or creator of whatever characters and images you created or founded on behalf of Marvel, provided such uses do not confuse ownership or source of origin. Such image uses may not be story-related, must be substantially identical to prior Marvel uses and must give full attribution of trademark and copyright to Marvel and the use of he images must be substantially minor in context.

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     (b)  You hereby  warrant that you have not assigned,  licensed,  pledged or otherwise hypothecated, nor attempted to do so any of the Property and Rights to anyone other than Marvel, its affiliates, predecessors or their designees and will not do so in the future.

     (c) Subject to a material breach of this agreement, you hereby agree to execute upon request. from Marvel any documents it deems reasonably necessary to effect the purposes of this assignment.

     (d) Subject to a material breach of this agreement, you will never file with the U.S. Copyright Office or the U.S. Patent and Trademark Office or any governmental or public agency throughout the world, and will never assert or assist on your behalf or cooperate with others in asserting on your behalf or in claiming rights through you, any claim to ownership (except to Non-Exclusive Rights, subject to Marvel's license) of the Rights in the Property, or in making any objection to Marvel's complete and unrestricted right to use and exploit said Property or Rights throughout the world in any form, manner or medium Marvel may desire now or hereafter known or devised.

     (e) Subject to a material breach of this agreement, you agree not to contest either directly or indirectly the full and complete ownership by Marvel, its affiliates, designees, or successors in interest, of all right, title and interest in and to the Property and Rights or the validity of the Rights, which may be conferred on Marvel by this Agreement, or to assist others in so doing. Examples of such prohibited contestation would be, without limitation, applying for

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          copyright, renewal copyright, trademarks, service marks, patents, etc.
          for the Property and/or Rights herein specified or the publication by you or your assigns or agents of literary property which would infringe upon, violate or be confusingly similar to such Property and/or Rights.

     (f) It is agreed that the failure to pay pursuant to Paragraphs 4(a)--4(c) hereof for any reason, after notice and a thirty (30) day cure period, shall be a material breach which shall permit you at your option to vitiate Paragraphs 5(a)--(5(e) (the Assignment) above and place the parties to the "Assignment" in the condition that existed between them just prior to the date of execution of this Agreement and nothing contained herein, including the existence of the conveyances contained herein, shall be used as evidence in any subsequent proceeding nor shall it prevent the parties from taking any position with respect to the ownership of the Property or the Rights. It is further agreed that as to all other breaches of this agreement, you shall be relegated exclusively to a suit for either specific performance or money damages or both, if appropriate, at your option.

     (g) It is acknowledged and agreed that so long as the Company continues to make the payments required in paragraphs 4(a) - 4(c) and upon full payment of the amounts required by Paragraphs 4(a) - 4(c) none of the heirs, executors, estates, or other successors-in-interest of any of Stan Lee, Joan Lee, or Joan C. Lee shall be entitled to make any claim for payments under Paragraphs 4(a) - 4(c) and neither Joan Lee nor Joan C. Lee shall have the right to contest, challenge or otherwise dispute the grant of Rights in the Property (or Assignment) hereunder or the rights to the Non-Exclusive Rights.

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6.   This Agreement, including the assignment set forth herein, shall be binding
     upon  the  parties  hereto,   their  affiliates  and  subsidiaries,   legal
     representatives, successors and predecessors in interest, and assigns.

7. The invalidity of any provision or part hereof or obligation hereunder, or the contravention thereby of any law, rule or regulation of any State, the Federal Government or any agency, shall not relieve any party from its obligation under, nor deprive any party of the advantages of, any other provision or part of this Agreement.

8. Other Provisions. This Agreement will constitute the entire understanding between the parties in connection with Stan Lee's relationship with Marvel from the date hereof, shall supersede any and all previous agreements and may not be amended or modified except by a writing signed by the party to be charged. This agreement will be governed by and construed in accordance with the laws of the State of New York, N.Y. jurisdiction. All notices to Marvel shall be given by you at the above address and all notices to you shall be given to you at 9143 Oriole Way, Los Angeles, California 90069, with a copy to Arthur M. Lieberman at 461 Fifth Avenue, New York, New York 10017, or to such substitute address as a party otherwise designates in writing.

9. Marvel and the Company agree to submit this agreement together with appropriate supporting papers to the court overseeing Marvel's bankruptcy prior to November 25th, 1998 and to obtain court's approval of this agreement prior to December 5th , 1998. Should the court fail to act on this agreement, it shall be binding between the parties. Should the court disapprove this agreement, then paragraph 5(f) shall control and place the parties in the condition that existed between them just prior to the date of execution of this agreement.

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10.  The  Company  agrees to pay your  reasonable  legal  fees and  expenses  in connection with the negotiation of this agreement. Signed at Los Angeles, California this 17th day of November, 1998.
                                                          /s/ Stan Lee
                                                          ----------------------
                                                          Stan Lee

Signed at New York, New York this      day of November, 1998

     For good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, Joan Lee and Joan C. Lee hereby confirm their agreement to the foregoing insofar as it concerns the present or future contingent rights in the foregoing including, but not limited to any renewals or extensions to which they or either of them are entitled after the death of Stan Lee or Joan Lee.

                                                          /s/ Joan Lee
                                                          ----------------------
                                                          Joan Lee

                                                          /s/ Joan C. Lee
                                                          ----------------------
                                                          Joan C. Lee

Signed at New York, New York this       day of November, 1998

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